EXHIBIT 99.1

Federal-Mogul Corporation Reports Q3 2012 Financial Results
Q3 2012 Summary:

•	Total sales of $1.6 billion, down 2% on a constant dollar basis versus Q3 2011

•	Net loss of $(11) million, due to lower volume, unfavorable exchange, and impairment charges

•	Operational EBITDA of $101 million or 6.3% of sales, down $60 million from $161 million in Q3 2011

•	New Powertrain (PT) and Vehicle Components Solutions (VCS) Segments operational in Q3 2012

•	Closed previously announced acquisition of BERU spark plug business
Southfield, Michigan, October 19, 2012 . . . Federal-Mogul Corporation (NASDAQ:FDML) today announced third quarter 2012 financial results. Total sales were $1.6 billion, down 2% versus Q3 2011, or 8% when including the negative impact of currency exchange. Constant dollar sales in Europe fell by 7% as vehicle production and aftermarket demand decreased due to the overall market downturn. Sales in North America were 2% higher, partially offsetting European market weakness. Federal-Mogul reported a net loss of $(11) million or $(0.11) per diluted share in Q3 2012, versus $34 million or $.34 earnings per diluted share in Q3 2011. The lower income was primarily due to the impact on margins of lower European volumes, combined with adverse regional and product mix. As a result of these factors, Operational EBITDA 1 was $101 million or 6.3% of sales. The company's cash outflow 2 of $192 million includes a $50 million contribution to the U.S.-funded pension plan and a $52 million payment for the BERU spark plug business.
Financial Summary

(millions)	Q3 2012	Q3 2011	B/(W)
Net Sales	$1,602	$1,732	$(130)
Gross Margin	212	263	(51)
pct. of sales	13.2%	15.2%	(2.0)	pts
SG&A	(176)	(172)	(4)
pct. of sales	11.0%	9.9%	(1.1)	pts
Net (Loss) Income	(11)	34	(45)
attributable to F-M
Earnings Per Share	(0.11)	0.34	(0.45)
in dollars, diluted EPS
Operational EBITDA 1	101	161	(60)
pct. of sales	6.3%	9.3%	(3.0)	pts
Cash Flow 2	$(192)	$(71)	$(121)
Detailed schedules available via a link at the end of this press release

Federal-Mogul recorded a non-cash gain on Other Post-Employment Benefits (OPEB) of $51 million in Q3 2012, and due to the segmentation, the company re-measured and reallocated goodwill and other intangibles resulting in non-cash intangible impairment charges of $36 million. Additionally the company recorded fixed asset impairments of $17 million.
The company had a cash outflow of $(192) million in Q3 2012 reflecting increased working capital to facilitate commercial programs in the aftermarket, the payment of $52 million for the BERU spark plug business and $50 million in pension contributions. The company ended the quarter with $541 million cash and an undrawn revolver of $500 million.
Segmentation
Federal-Mogul began operating with two end-customer focused business segments, each with a chief executive officer reporting to Federal-Mogul's Board of Directors in Q3 2012. Federal-Mogul's Powertrain segment focuses on original equipment products for automotive, heavy-duty and industrial applications. The Vehicle Components Solutions segment sells and distributes a broad portfolio of products in the global vehicle aftermarket, while also serving original equipment (OE/OES) manufacturers with products including braking, chassis, wipers and other vehicle components. Key statistics for each segment are at the end of this press release.
Powertrain Segment
Federal-Mogul's Powertrain segment had global revenue of $982 million, down 4% in constant dollars, or down 10% including the impact of negative exchange. Powertrain sales were largely flat in North America and Rest of World (ROW), while in Europe revenue fell by 8% as a result of reduced light and commercial vehicle production. The Powertrain segment recorded Operational EBITDA of $52 million or 5.3% of sales, compared to $109 million or 10% of sales in Q3 2011.
“Federal-Mogul had a good quarter in North America, but we are again reacting to challenging market conditions in Europe, where customers are reducing vehicle production in response to weak economic conditions,” said Rainer Jueckstock, co-CEO, Federal-Mogul and CEO Powertrain segment. “We are reducing headcount and production schedules at several sites, while at the same time ensuring that we maintain readiness to respond to improved industry volumes when the European market returns to normal levels,” he said.
Vehicle Components Solutions Segment
Federal-Mogul's Vehicle Components Solutions segment had total revenue of $725 million up 1% on a constant dollar basis, or down 4% including the impact of negative exchange. North American revenue increased by 4%, offsetting a 4% decline in Europe. The softer sales were driven by macroeconomic factors impacting all OE and aftermarket customers in the region. The VCS segment recorded Operational EBITDA of $49 million or 6.8% of sales, compared to $52 million or 6.9% of sales in Q3 2011.
“We are encouraged by stable volumes in North America and are keeping pace in Europe in spite of significant market pressure. We are implementing previously announced restructuring actions to improve our manufacturing footprint in key product areas while simultaneously realigning the organization to increase speed to market,” said Michael Broderick, co-CEO Federal-Mogul and CEO Vehicle Components Solutions Segment.
Segment Performance

Q3 2012	PT	VCS	Elim	Total
Revenue	$982	$725	$(105)	$1,602
EBITDA	$52	$49	$0	$101

Q3 2011
Revenue	$1,089	$755	$(113)	$1,732
EBITDA	$109	$52	$0	$161
“We have implemented actions to reduce the impact of current European softness and are beginning similar moves to adjust for slower growth rates in other markets,” said Alan Haughie, Federal-Mogul chief financial officer. “We continue to see long term vehicle production rates climbing, although at slower rates than previously forecast. We will strengthen our focus on margin improvement and return on assets as we begin to more fully realize the opportunity to refine our business models in line with the company's segmentation.”
Significant Events in Q3 2012
During the quarter, Federal-Mogul closed the acquisition of the BERU spark plug business with plants located in Chazelles, France and Neuhaus, Germany. The acquired units will add approximately $80 million annualized sales to the Powertrain segment and increase Federal-Mogul's annual spark plug production capacity to more than 350 million spark plugs per year, firmly establishing Federal-Mogul among the largest spark plug manufacturers in the world.
Definitions
1 Management believes that Operational EBITDA provides supplemental information for management and investors to evaluate the operating performance of its business. Management uses, and believes that investors benefit from referring to Operational EBITDA in assessing the Company's operating results, as well as in planning, forecasting and analyzing future periods as this financial measure approximates the cash flow associated with the operational earnings of the Company. Additionally, Operational EBITDA presents measures of corporate performance exclusive of the Company's capital structure and the method by which assets were acquired and financed.
Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, the non-service cost components of the U.S. based funded pension plan and OPEB curtailment gains or losses.
2 Cash flow is equal to net cash provided by operating activities less net cash used by investing activities, as set forth on the attached statement of cash flows.
Forward-Looking Statements
Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul's most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K.
Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the Company's ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, the success of the company's segmentation and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

Segment Demographic Information
Federal-Mogul Powertrain at a Glance

Full Year 2011 Sales	$4.3 billion (with inter-segment sales)
Manufacturing Plants	72
Engineering Centers	16
Employees	32,500
Main Product Lines	Pistons, piston rings, cylinder liners, valve seats, valve guides, bearings, spark plugs, bushings,static gaskets and dynamic seals, heat shields, systems protection products
Federal-Mogul Vehicle Component Solutions at a Glance

Full Year 2011 Sales	$3.0 billion
Manufacturing Plants	33
Engineering Centers	8
Distribution Centers	19
Employees	12,500
Primary Aftermarket Brands	Abex ® , AE ® , ANCO ® , Beral ® , Champion ® ,
FP Diesel ® , Fel-Pro ® , Ferodo ® , Glyco ® , Goetze ® ,
MOOG ® , National ® , Nüral ® , Payen ® ,
Sealed Power ® , Speed-Pro ® , Wagner ® .
Main Product Lines	Engine and sealing components, braking, wipers, steering and suspension, fluids and chemicals
About Federal-Mogul
Federal-Mogul Corporation designs, engineers, manufactures and distributes technologies to improve fuel economy, reduce emissions and enhance vehicle safety. The company serves the world's foremost original equipment manufacturers of automotive, commercial, aerospace, marine, rail and off-road vehicles; and industrial, agricultural and power-generation equipment. The company also develops and distributes to the aftermarket an extensive product portfolio with more than 20 of the world's most recognized brands, including ANCO ® wiper blades; Champion ® spark plugs, wipers and filters; Fel-Pro ® ,

Goetze ® , Glyco ® and Payen ® engine products; MOOG ® chassis parts; and Ferodo ® and Wagner ® brake products. Federal-Mogul was founded in Detroit in 1899. The company employs 45,000 people in 34 countries, and its worldwide headquarters is in Southfield, Michigan, United States. For more information, please visit www.federalmogul.com .

CONTACTS:	Jim Burke (248) 354-4530
David Pouliot (248) 354-7967 for investor questions

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
	(Millions of Dollars, Except Per Share Amounts)
Net sales	$1,602	$1,732	$5,070	$5,256
Cost of products sold	(1,390)	(1,469)	(4,327)	(4,415)

Gross margin	212	263	743	841
Selling, general and administrative expenses	(176)	(172)	(539)	(522)
OPEB curtailment gain	51	—	51	—
Adjustment of assets to fair value	(53)	—	(174)	(3)
Interest expense, net	(32)	(32)	(96)	(95)
Amortization expense	(12)	(12)	(36)	(36)
Equity earnings of non-consolidated affiliates	6	7	28	27
Restructuring expense, net	(5)	(3)	(19)	(4)
Other expense, net	(10)	(6)	(19)	(14)

(Loss) income before income taxes	(19)	45	(61)	194
Income tax benefit (expense)	8	(9)	27	(40)

Net (loss) income	(11)	36	(34)	154
Less net income attributable to noncontrolling interests	—	(2)	(3)	(4)

Net (loss) income attributable to Federal-Mogul	$(11)	$34	$(37)	$150

(Loss) Income per common share :
Basic	$(0.11)	$0.34	$(0.37)	$1.52

Diluted	$(0.11)	$0.34	$(0.37)	$1.51

FEDERAL-MOGUL CORPORATION
Consolidated Balance Sheets

	(Unaudited) September 30 2012	December 31 2011
	(Millions of Dollars)
ASSETS
Current assets:
Cash and equivalents	$541	$953
Accounts receivable, net	1,450	1,186
Inventories, net	1,041	956
Prepaid expenses and other current assets	180	204

Total current assets	3,212	3,299
Property, plant and equipment, net	1,914	1,855
Goodwill and other indefinite-lived intangible assets	1,002	1,115
Definite-lived intangible assets, net	399	434
Investments in non-consolidated affiliates	257	228
Other noncurrent assets	115	98

	$6,899	$7,029

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$89	$88
Accounts payable	739	767
Accrued liabilities	402	367
Current portion of postemployment benefits liability	43	43
Other current liabilities	161	165

Total current liabilities	1,434	1,430
Long-term debt	2,735	2,741
Postemployment benefits liability	1,175	1,229
Long-term portion of deferred income taxes	383	434
Other accrued liabilities	135	142
Shareholders' equity:
Preferred stock ($.01 par value; 90,000,000 authorized shares; none issued)	—	—
Common stock ($.01 par value; 450,100,000 authorized shares; 100,500,000 issued shares; 98,904,500 outstanding shares as of September 30, 2012 and December 31, 2011)	1	1
Additional paid-in capital, including warrants	2,150	2,150
Accumulated deficit	(479)	(442)
Accumulated other comprehensive loss	(721)	(739)
Treasury stock, at cost	(17)	(17)

Total Federal-Mogul shareholders' equity	934	953

Noncontrolling interests	103	100

Total shareholders' equity	1,037	1,053

	$6,899	$7,029

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30
	2012	2011
	(Millions of Dollars)
Cash Provided From (Used By) Operating Activities
Net (loss) income	$(34)	$154
Adjustments to reconcile net (loss) income to net cash provided from (used by) operating activities:
Depreciation and amortization	212	212
Adjustment of assets to fair value	174	3
Insurance proceeds related to Thailand flood	12	—
Equity earnings of non-consolidated affiliates	(28)	(27)
Cash dividends received from non-consolidated affiliates	2	14
Change in postemployment benefits	(62)	(30)
OPEB curtailment gain	(51)	—
Restructuring expense, net	19	4
Payments against restructuring liabilities	(11)	(19)
Deferred tax benefit	(62)	(3)
Gain from sales of property, plant and equipment	(2)	—
Changes in operating assets and liabilities:
Accounts receivable	(256)	(132)
Inventories	(68)	(171)
Accounts payable	17	90
Other assets and liabilities	62	29

Net Cash (Used By) Provided From Operating Activities	(76)	124
Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(296)	(282)
Payment to acquire business	(52)	—
Insurance proceeds related to Thailand flood	18	—
Net proceeds from sales of property, plant, and equipment	5	—
Capital investment in non-consolidated affiliate	(2)	—

Net Cash Used By Investing Activities	(327)	(282)
Cash Provided From (Used By) Financing Activities
Principal payments on term loans	(22)	(22)
Decrease in other long-term debt	(1)	(3)
Increase in short-term debt	1	19
Net remittances on servicing of factoring arrangements	(4)	—

Net Cash Used By Financing Activities	(26)	(6)
Effect of foreign currency exchange rate fluctuations on cash	17	(10)
Decrease in cash and equivalents	(412)	(174)
Cash and equivalents at beginning of period	953	1,105

Cash and equivalents at end of period	$541	$931

FEDERAL-MOGUL CORPORATION
Reconciliation of Non-GAAP Financial Measures (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
	(Millions of Dollars)
Net (Loss) Income	$(11)	$36	$(34)	$154
Depreciation and amortization	72	73	212	212
Interest expense, net	32	32	96	95
Adjustments of assets to fair value	53	—	174	3
Non-service cost components of U.S. based funded pension plan	9	6	26	19
Restructuring expense, net	5	3	19	4
OPEB curtailment gain	(51)	—	(51)	—
Income tax (benefit) expense	(8)	9	(27)	40
Other	—	2	3	3

Operational EBITDA	$101	$161	$418	$530

Cash Flow
Net cash (used by) provided from operating activities	$(69)	$34	$(76)	$124
Net cash used by investing activities	(123)	(105)	(327)	(282)

	$(192)	$(71)	$(403)	$(158)
Management believes that Operational EBITDA provides supplemental information for management and investors to evaluate the operating performance of its business. Management uses, and believes that investors benefit from referring to Operational EBITDA in assessing the Company's operating results, as well as in planning, forecasting and analyzing future periods as this financial measure approximates the cash flow associated with the operational earnings of the Company. Additionally, Operational EBITDA presents measures of corporate performance exclusive of the Company's capital structure and the method by which assets were acquired and financed. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, the non-service cost components of the U.S. based funded pension plan and OPEB curtailment gains or losses.
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